COACHMEN INDUSTRIES EXPANDS MODULAR HOME SECTOR

           COACHMEN FINALIZES TRANSACTION, ACQUIRES MOD-U-KRAF HOMES

ELKHART, Ind., June 22 /PRNewswire/ -- Coachmen Industries, Inc. (NYSE: COA - news) of Elkhart, Indiana closed on a transaction today which officially adds Mod-U-Kraf Homes, Inc. (OTC: MODU - news) to Coachmen's expanding modular home sector. Coachmen acquired the Rocky Mount, Virginia-based company for $11.75 per share, or a total consideration of nearly $10 million. The closing comes on the heels of a Mod-U-Kraf shareholders meeting conducted on Wednesday, June 21 where shareholders voted to approve the transaction. Mod-U-Kraf's shareholders will be receiving instructions for exchanging their stock certificates for cash payments in the mail.

"We are pleased Mod-U-Kraf shareholders have voted to approve this transaction," stated Claire C. Skinner, Chairman and Chief Executive Officer of Coachmen Industries. Dale H. Powell, Mod-U-Kraf's President and Board Chairman concurred, "We are very excited to join the Coachmen team. We believe strongly that the association with Coachmen will provide us the opportunity to continue our growth, expand our facilities and offer our employees greater opportunities." A letter of intent to acquire all outstanding Mod-U-Kraf shares was signed on March 13, 2000. The proposal to acquire the modular home builder demonstrated Coachmen's commitment to a strategic plan that includes growing its housing group through expansion of existing business and through acquisition of companies that complement Coachmen's business goals. "Because Mod-U-Kraf matches up well with our vision, values, practices and philosophies, we wanted to pursue this acquisition opportunity," explained Skinner.

Mod-U-Kraf, who will retain both management and employees, will operate as a separate entity under the Coachmen housing group. Also part of the housing group is All American Homes, with five manufacturing locations. All American Homes is the leading producer of modular, precision-built homes in the U.S. Unlike the manufactured housing industry, Coachmen's modular homes are built to local and state codes versus HUD codes.

Though Mod-U-Kraf is involved in the production of modular housing like All American Homes, the company offers Coachmen new ventures with its Special Projects Division. Serving the commercial building sector, the Special Projects Division builds motels, townhouses, condominiums, apartments, dorms, business offices, day care facilities and medical offices. All buildings comply with commercial building codes and are reviewed by a third party inspection agency. Building homes for over 28 years, Mod-U-Kraf currently operates out of two plants. The company markets its products in Virginia, North Carolina, South Carolina, West Virginia, Maryland, Northern Georgia, Eastern Tennessee and Eastern Kentucky. In 1999, Mod-U-Kraf's sales were in the $22 million range.

Coachmen  Industries,   Inc.  is  one  of  the  nation's  leading  producers  of
recreational vehicles. Recreational vehicles comprised 83 percent of Coachmen's 1999 sales and modular homes represented 17 percent.